interclick Greatly ImprovesCredit
Facility Due toStrong Growth

Line of Credit More than Doubles to $15 Million
Significantly Reduces Cost of Capital

NEW YORK, September 16, 2010 – interclick, inc. (NASDAQ: ICLK), a leading digital advertising technology company, announced today that it has secured a $15 million loan and security agreement (the “facility”) with Silicon Valley Bank (“SVB”), the primary subsidiary of SVB Financial Group (NASDAQ: SIVB). The company also announced it will be using SVB’s cash management services for the majority of its operating needs, effective immediately.

The two-year facility consists of a revolving line of credit which replaces the company’s previous $7 million accounts receivable facility with Crestmark Commercial Capital and will be used primarily to satisfy working capital needs associated with the company’s continued strong growth.  Depending on the level of borrowing, the new facility is expected to reduce the company’s effective cost of capital by approximately 200 basis points annually as compared to the Crestmark facility.  Complete details related to the facility and a copy of the agreement will be set forth in the company’s Form 8-K to be filed with the SEC.

“This new facility is designed to coincide perfectly with the trajectory of our business,” said Roger Clark, interclick’s Chief Financial Officer.  “It more than doubles our borrowing availability, greatly reduces our cost of capital, and provides the flexibility to optimize our working capital as we pursue our growth objectives.”

“SVB is proud of interclick’s success thus far,” said Michael McMahon, relationship manager at Silicon Valley Bank.  “We are pleased to once again have the opportunity to partner with the interclick management team and provide them with financing and cash management services for continued growth.”

About interclick

interclick, inc. (NASDAQ: ICLK) is a leading provider of digital advertising technology.  Using advanced data valuation techniques, interclick connects brands with highly targeted audiences at scale, amid the hyper-fragmentation online.  The Company’s innovative Open Segment Manager (OSM) platform organizes and valuates which data points should be combined to construct the most responsive digital audiences for major digital marketers.  interclick delivers some of the most innovative and unique campaign executions on the market today. For more information, visit http://www.interclick.com.

About SVB

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.  More information on the company can be found at www.svb.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including the prospects for future growth and our forecasted revenue.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the impact of intense competition, the continuation or worsening of current economic conditions, a potential decrease in corporate advertising spending, a potential decrease in consumer spending and the condition of the domestic and global credit and capital markets.

Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009.  Any forward-looking statement speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact	Investor Relations Contact

Roger Clark, CFO	Brett Maas, Hayden IR
(646) 395-1776	(646) 536-7331
roger.clark@interclick.com	brett@haydenir.com

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